UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 27, 2026

CHARGING ROBOTICS INC.

(Name of Registrant as specified in its charter)

Delaware	001-42936	20-2274999
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

20 Raul Wallenberg Street
Tel Aviv, Israel	6971916
(Address of Principal Executive Offices)	(Zip Code)

(+972) 54 642-0352

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2026, Yakov Baranes, Chief Executive Officer of Charging Robotics Inc. (the “Company”), notified the Company of his decision to resign as the Company’s Chief Executive Officer, effective May 1, 2026. Mr. Baranes will continue to serve as a member of the Company’s board of directors. Mr. Baranes has advised the Company that his resignation as the Company’s Chief Executive Officer was due to personal reasons and not a result of any disagreement with the Company on any matter related to the operations, policies, or practices of the Company.

On April 27, 2026, the Company appointed Mr. Meni Nachmias as the Chief Executive Officer of the Company, effective May 1, 2026.

Meni Nachmias is a senior executive with over 20 years of leadership experience in complex, high-pressure operational environments. From May 2023 to October 2023, he served as a managing partner of Bullard Maritime Services, where he led operations and business development. Prior to this role, Mr. Nachmias served as a senior officer in the Israeli Navy, holding several high-ranking command and staff positions. From 2017 to 2022, he served as head of training and doctrine, where he was responsible for defining strategy and policy across naval training systems, managing multi-million dollar budgets, and leading organizational transformation and technology integration initiatives. From 2014 to 2017, he served as head of operations and planning, directing operational planning and execution across multiple theaters and coordinating with senior defense and industry stakeholders. Earlier in his career, Mr. Nachmias commanded a naval missile vessel, overseeing a crew of more than 60 personnel across all operational, logistical, and training functions. Mr. Nachmias holds a Master of Arts degree in international relations and negotiation and a Bachelor of Arts degree in political science and human services, both from the University of Haifa (Israel).

In connection with the appointment of Mr. Nachimas, the Company entered into an agreement with Mr. Nachmias (the “Nachmias Agreement”) pursuant to which Mr. Nachmias will serve as the Company’s Chief Executive Officer. Pursuant to the terms of the Nachmias Agreement, Mr. Nachmias will receive NIS 12,000 per month as his base salary and shall be eligible to receive such bonus as determined by the Company. The term of the Nachmias Agreement shall be effective as of May 1, 2026, and shall continue until such time either party provides written notice to the other party at least 30 days in advance of the termination of such agreement. The Company may also terminate Mr. Nachmias’ service to the Company without prior written notice (or payment in lieu of such notice) for Cause (as defined in the Nachimas Agreement).

There is no arrangement or understanding between Mr. Nachmias and any other persons pursuant to which Mr. Nachmias was appointed as Chief Executive Officer. In addition, Mr. Nachmias is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charging Robotics Inc.

By:	/s/ Tali Dinar
Name:	Tali Dinar
Title:	Chief Financial Officer

Date: April 27, 2026

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